Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                        POST EFFECTIVE AMENDMENT NO. 6
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                         MIDDLESEX WATER COMPANY
           Exact name of Registrant as specified in its charter)

      New Jersey                              22-1114430
     (State or other jurisdiction of         (I.R.S. Employer
      incorporation or organization)          Identification No.)

                1500 Ronson Road, Iselin, New Jersey 08830
                 (Address of principal executive offices)

                             732-634-1500
             (Registrants telephone number, including area code)

                          MARION F. REYNOLDS
                            Vice President,
                       Secretary and Treasurer
                       Middlesex Water Company
                          1500 Ronson Road
                      Iselin, New Jersey 08830
                            732-634-1500
        (Name,address, and telephone number of agent for service)

                              Copy to:
                         PETER D. HUTCHEON
                    Norris, McLaughlin & Marcus
                     721 Route 202 & 206 North
                           PO Box 1018
                     Somerville, NJ 08876-1018




           The Post Effective Amendment filed herewith relates to Registration No. 33-11717 on Form S-3 filed by the registrant on December 12, 1991.

   The date of this Prospectus Supplement is November 10, 1997

RE:  SPECIAL 5% DISCOUNT OFFER TO DRIP PLAN PARTICIPANTS

Dear Shareholder:

    This letter supplements certain information contained in the Prospectus dated May 28, 1993, (the "Prospectus") covering the
Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). It refers especially to the reduced purchase price provision covered in the answer to Question 14 of the Prospectus.

    For a limited period of time Middlesex Water Company is offering to sell shares of its Common Stock at a 5% discount to participants in the Plan. The offer applies to all purchases under the Plan made between January 2, 1998, and June 1, 1998, whether by Optional Cash Payment, Dividend Reinvestment or employee payroll deduction. To take advantage of this offer through Optional Cash Payments, the cash payment form attached to your statement of account, together with your payment, must be received by the Agent (Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016) between December 19, 1997, and May 20,
1998.

    The 5% reduction in price will also apply to dividends paid and reinvested on March 2, 1998, (to holders of record February 16, 1998) and June 1, 1998, (to holders of record May 15, 1998).

    This offer is limited to an aggregate of 100,000 shares on a first-come, first-served basis. During this reduction period, the price of the stock will be 95% of the Normal Purchase Price (or the Determined Purchase Price, if applicable) as described in the answer to Question 14 in the Prospectus.

    If purchases are made at the reduced price and shares are then withdrawn from the Plan within six months after the purchase you will be subject to a withdrawal fee equal to the original 5% per share reduction on all shares withdrawn.

    You should refer to the Prospectus for details and other terms of the Plan. If you have any questions about this proposal or need an additional copy of the Prospectus, please feel free to call Marion F. Reynolds, Vice President, Secretary-Treasurer of the Company. If you do not wish to participate in this offer, except for the reinvestment of dividends, no action is required on your part.

                                  Sincerely,

                                  MIDDLESEX WATER COMPANY

                                 /J. Richard Tompkins/
                                  J. Richard Tompkins
                                  Chairman of the Board
                                  and President

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Woodbridge, State of New Jersey on the 10th day of November 1997.

                                 MIDDLESEX WATER COMPANY


                                /J. Richard Tompkins/
                                 J. Richard Tompkins,
                                 Chairman of the Board and President

    Pursuant to the requirements of the securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the date indicated.

Title                             Signature                  Date

Chairman of the Board and
President and Director           /J. Richard Tompkins/       11/10/97
                                  J. Richard Tompkins        Date

Executive Vice President and
Director                         /Richard A. Russo/          11/10/97
                                  Richard A. Russo           Date

Director                         /John C. Cutting/           11/07/97
                                  John C. Cutting            Date

Director                         /Ernest C. Gere/            11/06/97
                                  Ernest C. Gere             Date

Director                         /John P. Mulkerin/          11/10/97
                                  John P. Mulkerin           Date

Director                         /Stephen H. Mundy/          11/06/97
                                  Stephen H. Mundy           Date

Director                         /Philip H. Reardon/         11/06/97
                                  Philip H. Reardon          Date

Director                         /Carolina M. Schneider/     11/07/97
                                  Carolina M. Schneider      Date

Director                         /William E. Scott/          11/06/97
                                  William E. Scott           Date

Director                         /Jeffries Shein/            11/10/97
                                  Jeffries Shein             Date